CTS Corporation

Form 10-K 2012

EXHIBIT (21)

CTS CORPORATION AND SUBSIDIARIES

As of February 25, 2013

CTS Corporation (Registrant), an Indiana corporation

Subsidiary:	Jurisdiction
CTS Corporation	Delaware
CTS Automotive Holdings, L.L.C.	Delaware
CTS Electronics Components, Inc.	Delaware
CTS Electronics Manufacturing Solutions, Inc.	Delaware
LTB Investment Corporation	Delaware
Tusonix, Inc.	Arizona
CTS Electronic Components (California), Inc.	California
CTS Electronics Manufacturing Solutions (Moorpark), Inc.	California
CTS Printex, Inc.	California
CTS Automotive, L.L.C.	Illinois
CTS Automotive Holdings 2, L.L.C.	Illinois
CTS SRL-CV Holdings 1, L.L.C.	Illinois
CTS Valpey Corporation	Maryland
Dynamics Corporation of America	New York
CTS Czech Republic S.R.O.	Czech Republic
CTS Europe GmbH	Germany
CTS Electronics Hong Kong, Ltd.	Hong Kong Special Administrative Region of the People’s Republic of China
CTS India Private Limited	India
CTS Japan, Inc.	Japan
D&R Operaciones de Mexico Sociedad de Responsabilidad Limitada Capital Variable	Mexico
CTS International B.V.	The Netherlands
CTS Overseas Holdings, B.V.	The Netherlands
CTS (Tianjin) Electronics Company Ltd.	People’s Republic of China
CTS (Zhongshan) Technology Co. Ltd.	People’s Republic of China
CTS of Canada Co.	Province of Nova Scotia (Canada)
CTS of Canada Holding Company	Province of Nova Scotia (Canada)
CTS of Canada G.P., Ltd.	Province of Ontario (Canada)
CTS of Canada L.P.	Province of Ontario (Canada)
CTS Components Taiwan, Ltd.	Republic of China
CTS Electro de Matamoros, S.A de C.V.	Republic of Mexico
Tecnologia Mexicana S.A. de C.V.	Republic of Mexico
CTS of Panama, S de R.L.	Republic of Panama
CTS Singapore Pte., Ltd.	Republic of Singapore
CTS Corporation U.K., Ltd.	Scotland
CTS Electronic Components A. G.	Switzerland
CTS Electronics Corporation (Thailand), Ltd.	Thailand